Exhibit 99.1

PAVmed to Join the Russell 2000® and Russell 3000® Indexes

NEW YORK, June 17, 2020 (GLOBE NEWSWIRE) — PAVmed Inc. (Nasdaq: PAVM, PAVMZ) (the “Company” or “PAVmed”), a highly differentiated, multiproduct medical device company, today announced the Company is set to join the small-cap Russell 2000® Index and the broad-market Russell 3000® Index as part of the indexes’ annual reconstitution, effective after the U.S. market open on June 29, 2020, according to a preliminary list of additions posted by FTSE Russell on June 12, 2020.

The Russell US Indexes serve as leading benchmarks for institutional investors and as the basis for index-linked products. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s U.S. indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

The broad-market Russell 3000 Index includes the largest 3,000 U.S. companies. The Russell 2000 Index is a subset of the broader Russell 3000 Index and measures the performance of the small-cap segment of the U.S. equity universe. The indexes are reconstituted annually by re-ranking companies based on total market capitalization.

“PAVmed’s inclusion in the small-cap Russell 2000 and broad-market Russell 3000 indexes represents an important milestone and is testament to our growth and maturity as a company and our success at increasing shareholder value over the past year,” said Lishan Aklog, M.D., PAVmed’s Chairman and Chief Executive Officer. “We are confident that joining these indexes will enhance our visibility within the broader investment community, as we continue to execute on our business strategy by advancing our portfolio of groundbreaking products and accelerating commercialization of our EsoGuard™, EsoCheck™ and CarpX™ products.”

For more information on the Russell 3000 Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About PAVmed

PAVmed Inc. is a highly differentiated, multiproduct commercial stage medical device company employing a unique business model designed to advance innovative products to commercialization rapidly and with less capital than the typical medical device company. This proprietary model enables PAVmed to pursue an expanding pipeline strategy with a view to enhancing and accelerating value creation while seeking to further expand its pipeline through relationships with its network of clinician innovators at leading academic centers. PAVmed’s diversified product pipeline addresses unmet clinical needs encompassing a broad spectrum of clinical areas with attractive regulatory pathways and market opportunities. Its four operating divisions include GI Health (EsoGuard™ Esophageal DNA Test, EsoCheck™ Esophageal Cell Collection Device, and EsoCure™ Esophageal Ablation Device with Caldus™ Technology), Minimally Invasive Interventions (CarpX™ Minimally Invasive Device for Carpal Tunnel Syndrome), Infusion Therapy (PortIO™ Implantable Intraosseus Vascular Access Device and NextFlo™ Highly Accurate Infusion Platform Technology), and Emerging Innovations (non-invasive laser-based glucose monitoring, pediatric ear tubes, and mechanical circulatory support). For more information, please visit www.pavmed.com, follow us on Twitter, connect with us on LinkedIn, and watch our videos on YouTube. For more information on our majority owned subsidiary, Lucid Diagnostics Inc., please visit www.luciddx.com, follow Lucid on Twitter, and connect with Lucid on LinkedIn.

About FTSE Russell

FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on index innovation and customer partnership applying the highest industry standards and embracing the IOSCO Principles. FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of PAVmed’s common stock, Series W Warrants and Series Z Warrants; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s products once cleared and commercialized; our ability to raise additional funding and other competitive developments. PAVmed has not yet received clearance from the FDA or other regulatory body to market many of its products. The Company has been monitoring the COVID-19 pandemic and its impact on our business. The Company expects the significance of the COVID-19 pandemic, including the extent of its effect on the Company’s financial and operational results, to be dictated by, among other things, the success of efforts to contain it and the impact of actions taken in response. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see Part I, Item IA, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Reports on Form 10-Q filed by PAVmed after its most recent Annual Report. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts:

Investors

Mike Havrilla

Director of Investor Relations

(814) 241-4138

JMH@PAVmed.com

Media

Shaun O’Neil

Chief Commercial Officer

(518) 812-3087

SMO@PAVmed.com